WARRANT PURCHASE AGREEMENT

Between

SAGOON INC.

and

HT OVERSEAS PTE LTD

dated as of

November 28, 2018

WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (this "**Agreement**"), dated as of November 28, 2018 is entered into by and among Sagoon Inc., a Delaware corporation (the "**Company**"), Mr. Govinda Giri (the "**Promoter**") and HT Overseas Pte Ltd, a Singaporean entity (the "**Investor**").

RECITALS

WHEREAS, the Company has authorized the issuance and sale of a warrant of the Company (the "**Warrant**"), pursuant to which the Investor has the right to acquire Class C Common Stock of the Company for an exercise price of Three Million One Hundred Fifty Thousand Dollars ($3,150,000) (the "**Exercise Price**") at a future date pursuant to the terms and conditions set forth herein and with the rights, preferences, powers, restrictions and limitations set forth in the form of Warrant Agreement (the "**Warrant Agreement**"); and

WHEREAS, the Company wishes to issue to the Investor, and the Investor wishes to subscribe from the Company, the Warrant for Three Hundred Fifty Thousand Dollars ($350,000) (the "**Subscription Payment**").

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or the power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to the Company.

"**Aggregate Investment**" means Three Million Five Hundred Dollars ($3,500,000), *i.e.*, the sum of the Subscription Payment and the Exercise Price (if exercised).

"**Agreement**" has the meaning set forth in the preamble.

"**Balance Sheet**" has the meaning set forth in Section 4.05.

"**Balance Sheet Date**" has the meaning set forth in Section 4.05.

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware or Singapore are authorized or required by Law to be closed for business.

"**Change of Control of the Company**" means any direct or indirect change in: (a) the ownership of more than fifty percent (50%) of the voting stock of the Company or voting rights in respect of such stock, by agreement or otherwise, or (b) the power of Govinda Giri ceases to exercise substantial powers of management of the affairs of the Company, or (c) the power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to the Company.

"**Closing**" has the meaning set forth in Section 2.01.

"**Closing Date**" means the date on which Closing shall occur in accordance with Section 2.01.

"**Common Stock**" has the meaning set forth in Section 4.02.

"**Company**" has the meaning set forth in the preamble.

"**Contracts**" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, loans, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"**Dollars**" or "**$**" means the lawful currency of the United States.

"**Drag-Along Sale**" has the meaning set forth in Section 3.03.

"**Encumbrance**" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"**Exercise Price**" has the meaning set forth in the recitals.

"**Financial Statements**" has the meaning set forth in Section 4.05.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority.

"**Investor**" has the meaning set forth in the preamble.

"**Knowledge of the Company**" or "**the Company's Knowledge**" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common

law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Liabilities**" has the meaning set forth in Section 4.06.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company.

"**Per Share Price**" shall be equal to the per share price of the Class C Common Stock of the Company in connection with the most recent financing prior to the exercise of the Warrant (or, if the Warrant is not exercised within 5 (five) years from the Closing Date, then prior to the date that is eighteen (18) months after the Closing Date) that results in the receipt of at least $5,000,000 by the Company; provided that if no such financing has occurred, then the per share price shall be Twenty Three Dollars ($23.00). The Per Share Price shall be subject to adjustment as set forth in Section 2.03.

"**Permits**" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Promoter Acceptance Notice**" has the meaning set forth in Section 3.02(b).

"**Promoter**" has the meaning set forth in the preamble.

"**Put Option**" has the meaning set forth in Section 3.06(b).

"**Redemption Purchase Price**" has the meaning set forth in Section 3.05.

"**Regulation A Offering**" is an exemption from registration for public offerings pursuant to 17 CFR §230.251, et. seq., as amended.

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**ROFR Offer Price**" has the meaning set forth in Section 3.02(a).

"**ROFR Offer Terms**" has the meaning set forth in Section 3.02(a).

"**ROFR Securities**" has the meaning set forth in Section 3.02(a).

"**Selling Shareholder**" shall have the meaning set forth in Section 3.04(a).

"**Subscription Payment**" has the meaning set forth in the recitals.

"**Tag-Along Notice**" has the meaning set forth in Section 3.04(c).

"**Tag Securities**" has the meaning set forth in Section 3.04(c).

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third Party Offer**" has the meaning set forth in Section 3.04(a).

"**Transaction Documents**" means this Agreement and the Warrant Agreement entered into pursuant to this Agreement.

"**Warrant Agreement**" has the meaning set forth in the recitals.

"**Warrant**" has the meaning set forth in the recitals.

ARTICLE II
PURCHASE SALE AND RIGHTS

Section 2.01 Purchase and Sale. The closing of the purchase and sale of the Warrant (the "**Closing**") shall take place at such time, on such date and/or in such manner as the Company and the Investor may mutually agree, within ten (30) Business Days after the date of this Agreement. At the Closing, the parties shall make the deliveries set forth in Sections 2.02(a) and (b). In the event that the Warrant is not exercised for any reason within five (5) years of the Closing Date, then the Company shall promptly issue to the Investor, at the Investor's option, either (i) a cash payment in immediately available funds of $345,000, or (ii), without additional consideration, Class C Common Stock of the Company with an aggregate value equal to the amount of the Subscription Payment, based on the Per Share Price.

Section 2.02 Deliveries at the Closing.

(a) At the Closing, the Investor shall deliver to the Company (i) the Subscription Payment by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to the Investor, and (ii) an executed Warrant Agreement.

(b) At the Closing, the Company shall deliver to the Investor (i) an executed Warrant Agreement, and (ii) documentation to confirm, in the Investor's sole discretion, that the Company has increased the total number of authorized shares of Class C Common Stock by a number that exceeds the number of such shares that are exercisable by the Investor pursuant to the Warrant Agreement.

Section 2.03 Adjustment; Subdivision. In order to prevent dilution of the purchase rights granted under this Agreement and the Warrant Agreement, the Per Share Price of the Warrant shall be subject to adjustment from time to time as provided in this Section 2.03. If the Company shall, at any time or from time to time after the Closing Date, subdivide (by split, recapitalization, or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares, or issue additional Common

Stock as a dividend, bonus, or otherwise, then the applicable Per Share Price shall be proportionately reduced and the number of shares of Class C Common Stock issuable upon exercise of the Warrant shall be proportionally increased. In the event the Company issues shares, options, or convertible equity after the execution of this Agreement, and the lowest price per share for which one share of Common Stock is issued, or is issuable upon exercise or conversion, is less than the applicable Per Share Price of the Warrant, then the applicable Per Share Price of the Warrant shall be reduced to equal such lesser amount.

ARTICLE III
STOCKHOLDER PROVISIONS

In the event that the Investor exercises the Warrant, then, after the Closing Date and for so long as the Investor holds any Common Stock in the Company, the provisions set forth in this Article III shall apply.

Section 3.01. Valuation Protection. In the event the Company (directly or indirectly) issues shares, options, or convertible equity (including in connection with an initial public offering) to any person at a price that is lower than the Per Share Price, then the Company shall issue such number of additional Class C Common Stock to the Investor at no additional consideration such that the Per Share Price in connection with the exercised Warrant is equal to such lower price at which the Company issues shares, options, or convertible equity.

Section 3.02 Right of First Refusal. Subject to the requirements of this Section 3.02 and applicable securities Laws, the Investor, in its sole and absolute discretion, may transfer any of its Common Stock of the Company with all rights, privileges and benefits attached at any time.

(a) If the Investor desires to transfer all or any Common Stock (other than to an Affiliate or a sale through a recognized stock exchange), the Investor shall deliver written notice to the Promoter specifying the terms of such proposed transaction, including, but not limited to the offer price (the **"ROFR Offer Price"**), number of shares of Common Stock being sold (the **"ROFR Securities"**) and all other material terms named therein (the **"ROFR Offer Terms"**). The Promoters shall then have the right to purchase all the ROFR Securities, at the ROFR Offer Price and on the ROFR Offer Terms, as set forth herein.

(b) If the Promoter wishes to purchase all (but not less than all) of the ROFR Securities, he must notify the Investor in writing (**"Promoter Acceptance Notice"**) within ten (10) Business Days of receipt of the written notice specifying the ROFR Offer Terms, of his intent to purchase all (but not less than all) the ROFR Securities. Upon such notice, the closing of the sale of the ROFR Securities from the Investor to the Promoter shall occur on the same terms as set forth in the ROFR Offer Terms within ten (10) days from the receipt by the Investor of the Promoter Acceptance Notice.

(c) If the Promoter does not provide the Promoter Acceptance Notice within such time period (or notify the Investor of his intent not to purchase the ROFR Securities) or if the sale of the ROFR Securities to the Promoter is not completed within the timeline specified in (b) above, the Investor may sell the ROFR Securities to the third-party purchaser on the terms set forth in the ROFR Offer Terms.

Section 3.03 Drag-Along Rights. After the Closing, in case the Investor finds a third party for its Common Stock, and the Promoter does not exercise the Right of First Refusal offered to him pursuant to Section 3.02, the Investor shall have the right to require that the Promoter participates in such sale (a "**Drag-Along Sale**") in the manner set forth herein. In order to exercise the Drag-Along right, the Investor must provide a notice to the Promoter at least ten (10) Business Days prior to the closing date of the Drag-Along Sale which notice must set forth the proposed terms of the Drag-Along Sale. The total number of shares of Common Stock that the Promoter shall be obligated to sell in a Drag-Along Sale shall not exceed fifteen percent (15%) of the total issued and outstanding share capital of the Company determined on a fully diluted basis. The Promoter shall (i) sell a proportionate number of his shares (and shall receive a proportionate amount of the consideration) in connection with a Drag-Along Sale, and (ii) make individual representations, warranties and indemnifications with respect to its title and ownership of shares, the business and operations of the Company, and due authorization, execution and delivery of the relevant documents in connection with a Drag-Along Sale.

Section 3.04 Tag-Along Right.

(a) If the Promoter (the "**Selling Shareholder**") proposes to transfer more than fifteen percent (15%) of its (or their) Common Stock to any third party in a single transaction or in a series of related transactions, then the Investor will have the right, but not any obligation, to sell its shares of Common Stock, up to its *pro rata* entitlement, to the third party on the same price (including any non-cash consideration) and terms and conditions as agreed upon between the Selling Shareholder and the third party (the **"Third Party Offer"**). In the event that the Selling Shareholder proposes to transfer shares of a different class than the shares held by the Investor, then the parties shall negotiate in good faith to reach a mutual agreement on the *pro rata* calculation based on the relative values of the shares being sold; provided that if the parties are not able to reach an agreement, then the Promoter shall not be permitted to sell or transfer his Common Stock.

(b) Not later than thirty (30) days prior to the consummation of a transfer to which Section 3.04(a) applies, the Selling Shareholder shall deliver written notice to the Investor specifying the identity of the third party, the number of Common Stock proposed to be sold by them and the terms of the Third-Party Offer (including the price per share offered by the third party).

(c) Within fifteen (15) days after receiving the Third Party Offer notice, the Investor shall have the right, exercisable by written notice (the **"Tag-Along Notice"**) to the Selling Shareholder to participate in such sale on the same terms as the Third-Party Offer. The Tag-Along Notice shall specify the number of shares of Common Stock that the Investor wishes to sell pursuant to the Third-Party Offer (the "**Tag Securities**").

(d) If the Tag-Along Notice is given, then the closing of the sale and purchase of the Common Stock shall occur within ten (10) Business Days after the issuance of the Tag-Along Notice, in accordance with the Third-Party Offer (after making any necessary changes to the closing procedure) and simultaneously with the sale of the securities held by the Selling Shareholders. If the third party purchaser is unwilling or unable to purchase all the Tag Securities, the number of securities proposed to be sold by the Selling Shareholder shall be proportionately reduced to permit the sale of all the Tag Securities. If the sale of the Tag Securities is not completed within the timelines mentioned above, the Selling Shareholder shall not sell any securities or Common Stock to the third party, and the provisions of this Section 3.04 shall apply afresh to any subsequent sale proposed to be undertaken by the Selling Shareholder.

(e) If the Investor does not provide a Tag-Along Notice within such time period as is specified in (c) above (or notifies the Selling Shareholder of its intent not to participate in the sale), the Selling Shareholder may sell its (or their) Common Stock to the third-party purchaser on the terms set forth in the Third Party Offer Terms within ten (10) Business Days after the date on which the Third-Party Offer was notified to the Investor. If the sale of the securities of the Selling Shareholder is not completed within the timelines mentioned above, the Selling Shareholder shall not sell any securities or Common Stock to the third party, and the provisions of this Section 3.04 shall apply afresh to any subsequent sale proposed to be undertaken by the Selling Shareholder.

Section 3.05 Company Redemption. Subject to any restrictions or requirements of applicable Law, the Company may redeem all (but not less than all) of the Investor's Class C Common Stock for a purchase price that is the higher of: (A) the pro rata value of the Investors Class C Common Stock based on the value of the Company in its most recent round of funding, (B) the Aggregate Investment, plus an internal rate of return of fifteen percent (15%), or (C) the fair market value of the Company based on a valuation performed by an experienced, reputable, independent third-party appraiser based on standard market practice. Such purchase price is defined in this Agreement as the "**Redemption Purchase Price**". The Company shall exercise its redemption right by providing written notice thereof to the Investor.

Section 3.06 Put Option.

(a) The Company shall use reasonable efforts to cause an initial public offering or a Regulation A Offering, which shall include the sale of the Class C Common Stock acquired by the Investor under this Agreement or a sale of the Class C Common Stock acquired by the Investor under this Agreement pursuant to a sale to a strategic or financial investor; provided that the parties agree that failure to cause an initial public offering or a Regulation A Offering will not be considered a breach of this Agreement.

(b) In the event that an initial public offering or Regulation A Offering (or other such similar event agreeable to the Investor) or a sale of the Class C Common Stock acquired by the Investor under this Agreement pursuant to a sale to a strategic or financial investor, does not occur within five (5) years after the Closing Date, the Investor, in its sole discretion shall have the right any time thereafter to require that the Company and/or the Promoter purchase all of the Investor's Class C Common Stock (or such lower number of the Investor's Common Stock as is specified by the Investor) for a purchase price equal to the Redemption Purchase Price (the **"Put Option"**).

(c) The Investor shall exercise the Put Option by providing written notice thereof to the Company and/or the Promoter, as the case may be. Upon exercise of the Put Option (or, as applicable, in the event of a Company Redemption under Section 3.05, or a repurchase resulting from a default under Section 2.10), the sale and purchase of the Class C Common Stock held by the Investor shall occur on a mutually agreed upon date within one hundred and twenty days (120) from the later of (i) the date of receipt of the Put Option notice (or, as applicable, the date of receipt of the Company's redemption notice, or the date of default), and (ii), only in the event that any consents or approvals from Governmental Authorities are required in connection with such sale and purchase, the date that such consents or approval are obtained.

Section 3.07 Events of Default. At any time upon the occurrence of any of the events listed in (a) through (d) below, the Investor, in its sole discretion, shall have the right to require that the Company and/or the Promoter purchase all of the Investor's Class C Common Stock for a purchase price equal to the Redemption Purchase Price:

(a) A Change of Control of the Company; or

(b) Default by the Company on any of its debt obligations (other than payments made pursuant to trade or supplier credit in the ordinary course of business consistent with past practices) of the Company unless such default can be cured by the Company in a mutually agreed upon time frame by the Company and the Investor; or

(c) A breach by the Company of any of its representations or warranties under this Agreement, which breach is not cured within ten (10) days after written notice thereof is provided by the Investor to the Company; or

(d) A failure by the Company to perform any of its obligations, covenants or agreements under this Agreement, which failure is not cured within ten (10) days after written notice thereof is provided by the Investor to the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Promoter jointly and severally represent and warrant to the Investor that the statements contained in this Article IV are true and correct as of the date hereof, and shall be true and correct as of the Closing Date. For the purposes of Sections 4.05 to 4.17 below, the term "Company" shall include the Company and each of its subsidiaries.

Section 4.01 Organization, Qualification and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to (a) enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (b) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is licensed and qualified to do business in Delaware and is in good standing. The execution and delivery by the Company and the Promoter of this Agreement and any other Transaction Document to which the Company or the Promoter, as the case may be, are parties, the performance by the Company and the Promoter of their respective obligations hereunder and thereunder and the consummation by the Company and the Promoter of the transactions contemplated hereby and thereby have been duly authorized, including by all requisite corporate action on the part of the Company and the Promoter. This Agreement has been duly executed and delivered by the Company and the Promoter, and (assuming due authorization, execution and delivery by the Investor) this Agreement constitutes a legal, valid and binding obligation of the Company and the Promoter enforceable against the Company and the Promoter in accordance with its terms. When each other Transaction Document to which the Company and the Promoter is or will be a party has been duly executed and delivered by the Company and the Promoter (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company and the Promoter enforceable against it in accordance with its terms. The Investor has been provided with accurate and complete copies of the Company's certificate of

incorporation, bylaws, and any other organizational documents of the Company.

Class A 2,361,000
Class B 1,639,000
Class C 1000,000

Issued capital

Class 2,361,000
Class B 989,800
Class C 278,045

Total 3,628,845

Section 4.02 Capitalization. The authorized capital stock of the Company as of the date of this Agreement is 5000,000 consists of (i) 2,361,000 shares of Class A Common Stock, (ii) 1,639,000 shares of Class B Common Stock and (iii) 1000,000 shares of Class C Common Stock (collectively, the "**Common Stock**"), of which:

(a) 2,361,000 shares of Class A Common Stock are issued and outstanding, 989,800 shares of Class B Common Stock are issued and outstanding, and 278,045 shares of Class C Common Stock are issued and outstanding;

(b) As of the date hereof and immediately following the Closing after giving effect to the transactions contemplated by this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will have been duly authorized, validly issued, fully paid and non-assessable, (ii) all of the issued and outstanding shares of capital stock of the Company will have been issued in compliance with all applicable federal and state securities Laws, (iii) none of the issued and outstanding shares of capital stock of the Company will have been issued in violation of any agreement, arrangement or commitment to which the Company or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person, and (iv) all of the Shares will have the rights, preferences, powers, restrictions and limitations set forth in the Company's Certificate of Incorporation and under the Delaware General Corporation Law. The shares of Class C Common Stock issuable upon exercise of the Warrant have been duly reserved for issuance and, upon such issuance, such shares of Class C Common Stock will be (x) duly authorized, validly issued, fully paid and non-assessable and (y) issued in compliance with applicable all federal and state securities Laws.

(c) There are no outstanding: (i) securities of the Company convertible into or exchangeable for equity interests or other voting securities of the Company, (ii) options or other rights to acquire from the Company, or other obligation of the Company to issue or sell, any of its equity interests or other voting securities or any securities convertible into or exchangeable for such equity interest or voting securities of the Company, or (iii) other equity or equity equivalents or other similar rights, or options for same, of or with respect to the Company. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire or to issue or transfer any of the foregoing securities, options, equity, equity equivalents, interests or rights. There are

no outstanding profit participation or similar rights with respect to the Company.

Section 4.03 Subsidiaries. Except as set forth below, the Company owns does not own any equity securities of any other Person, and is not subject to any obligation or requirement to provide funds for, or to make any investment in (whether in the form of a loan, capital contribution, or otherwise) any Person. The Company owns the following subsidiaries: (i) Sagoon India Private Limited, a 100% owned subsidiary company located in New Delhi, India and (ii) Sagoon Nepal Private Limited, a 100% owned subsidiary company located in Kathmandu, Nepal.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, bylaws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05 Financial Statements. The Company has provided the Investor with complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as of December 31, 2017 and as of December 31, 2016, and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "**Financial Statements**"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The audited balance sheet of the Company as of December 31, 2017 is referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date**." The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 4.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("**Liabilities**") except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.07 Absence of Certain Changes, Events and Conditions. Except as set forth below,

since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have a Material Adverse Effect;

(b) amendment of the Certificate of Incorporation, bylaws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, Warrant or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation, discharge or payment of any material debts, liens or entitlements;

(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any intellectual property;

(j) capital investment in, or any loan to, any other Person;

(k) acceleration, termination, material modification or amendment to or cancellation of any Contract to which the Company is a party or by which it is bound;

(l) material capital expenditures;

(m) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(n) adoption, modification or termination of any: (i) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) employee benefit plan or (iii) collective bargaining or other agreement with a union, works council or labor organization in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of

its stockholders, directors, officers and employees;

(p) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(s) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08 Material Contracts. The Company is not a party to any Contract that (i) requires or entitles the Company to make or receive payments of at least $100,000 annually; (ii) provides for the lease of real property; (iii) are employment Contracts with current employees of the Company; (iv) relates to retention, change-in-control or severance obligations to any employee or other Person, (v) relates to any compensation arrangement or relating to consulting or similar services other than those that may be terminated upon thirty (30) days or less notice for a cost of less than $1,000). (A) Each Company Contract is in full force and effect and is valid and enforceable in all material respects in accordance with its terms by and against the Company, (B) the Company has performed its obligations under all of the Company's Contracts in all material respects and is not in material breach of the terms of any such Contract, and (iii) to the Knowledge of the Company, no other party to any Company Contract is in breach of the terms thereof. None of the Company's Contracts require third-party consent as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.09 Legal Proceedings; Governmental Orders.

(a) There are no proceedings, actions, claims, suits, investigations, or inquiries pending or, to the Company's Knowledge, threatened before any Governmental Authority (i) by or against the Company or any of its officers, directors or employees, or (ii) affecting any of the Company's properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company).

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.10 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or

limitation of any Permit.

Section 4.11 Employment Matters. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company's books and records in the ordinary course of business consistent with past practices) and there are no outstanding agreements, understandings or commitments of the Company with respect to any employment, compensation, commissions or bonuses.

Section 4.12 Taxes. The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

Section 4.13 Books and Records. The minute books and stock record books of the Company, are complete and correct and have been maintained in accordance with sound business practices.

Section 4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company.

Section 4.15 Transactions With Affiliates. Except as disclosed in the Company's annual report, filed with the Securities and Exchange Commission on April 25, 2018, there are no Contracts or other transactions between or among the Company, on the one hand, and any officer, director, employee, present or former stockholder (including any spouse, parent, sibling, descendants (including adoptive relationships and stepchildren) of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest in) or Affiliate of the Company, on the other hand.

Section 4.16 Real Property. The Company does not own any real property. Schedule 3.16 sets forth a description of all leased property of the Company. With respect to such leased real property, the Company has delivered to the Investor true and correct copies of any leases affecting such real property. The Company has a valid and subsisting leasehold estate in such leased property, free and clear of all Encumbrances, and each lease provides access to the facilities used by the Company without need to obtain other access rights. No "hazardous substance" as defined in 42 U.S.C. Section 9601(14) has have been generated, stored, transported or released on, in, from or to any leased property or any asset of the Company or, to the Knowledge of the Company, any real property or other asset formerly owned, leased, used or operated by the Company.

Section 4.17 Intellectual Property. The Company does not have (i) any issued patents, pending patent applications, trademark registrations, pending trademark applications, service mark registrations, pending service mark applications, copyright registrations, and pending copyright applications of the Company; and (ii) any licenses, sublicenses, and other agreements pursuant to which the Company is authorized to use intellectual property owned or held by third parties that are material to the business of the Company as presently conducted, except for such licenses which are generally commercially available, non-negotiated, over-the-counter "shrinkwrap, "clickwrap" and similar licenses. The Company (A) possesses sufficient and enforceable legal rights to all intellectual property licensed to the Company that is material to the business of the Company taken as a whole as presently conducted; and (B) has not received any written notice of infringement or misappropriation from any third party with respect to any product or process used by the Company

in its business as presently conducted. The conduct of the business of the Company does not infringe, misappropriate, or violate any rights of the intellectual property of any third party, and to the Knowledge of the Company, no Person is infringing upon any intellectual property of the Company.

Section 4.18 Full Disclosure. No representation or warranty by the Company in this Agreement or any certificate or other document furnished or to be furnished to the Investor pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance that the Company has not disclosed to the Investor which could reasonably be expected to have a Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Investor represents and Warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Investor. Investor is a Singaporean entity duly organized, validly existing and in good standing under the Laws of Singapore. Investor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Investor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement and any other Transaction Document to which Investor is a party, the performance by Investor of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Investor. This Agreement has been duly executed and delivered by Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms. When each other Transaction Document to which Investor is or will be a party has been duly executed and delivered by Investor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Investor enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Investor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Investor; or (c) require the consent, notice or other action by any Person under any Contract to which Investor is a party. No consent, approval, Permit or Governmental Order, is required by or with respect to Investor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Investment Purpose. Investor is acquiring the Warrant and Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Investor acknowledges that the Warrant and Common Stock are not

registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Warrant and Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Investor.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Investor's waiver, at or prior to the Closing, of each of the following conditions:

(a) The Company shall have delivered, or caused to be delivered, to the Investor each of the following, each in form and substance satisfactory to Investor:

(i) an executed Warrant Agreement;

(ii) such other documents or instruments as the Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) All of the representations and warranties of the Company contained herein shall be true and correct in all respects, and (ii) the Company shall have performed all of its obligations, covenants and agreements contained herein required to be performed by it at or prior to the Closing.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a) All of the representations and warranties of the Investor contained herein shall be true and correct in all material respects, and (ii) the Investor shall have performed all of its obligations, covenants and agreements contained herein required to be performed by it at or prior to the Closing.

ARTICLE VII
COVENANTS

Section 7.01 Affirmative Covenants. At all times under this Agreement and so long as the Investor holds Common Stock in the Company, the Company shall be subject to each of the following covenants:

(a) The Company shall at all times maintain (i) under the Laws of the state of Delaware its valid corporate existence and good standing, (ii) its due license and qualification to do business and good standing in any jurisdiction necessary following the date of this Agreement, and (iii) all Permits necessary to the conduct of its businesses.

(b) The Company shall comply with all Laws applicable to it or its business, properties or assets, the violation of which would reasonably be expected to have a Material Adverse Effect.

(c) The Company shall comply with all other contractual obligations as such obligations become due to the extent to which the failure to so comply with such other contractual obligations would reasonably be expected to have a Material Adverse Effect, unless and to the extent such obligations are being contested in good faith by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements of the Company for such obligations.

(d) The Company shall pay and discharge all material Taxes due and owing by the Company before the same becomes delinquent and before penalties accrue thereon, unless and to the extent such Taxes are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of the Company for such Taxes.

(e) The Company shall keep adequate books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements, which books, accounts and records shall fairly present in all material respects the financial condition and results of operations of the Company.

(f) The Company shall perform and observe all of its obligations and covenants set forth in each of the Transaction Documents.

(g) The Company and the Promoter hereby agree and covenant that any changes to the capital structure of the Company or the constitutional documents of the Company, in each case which affect the rights of the Investor and/or the terms of the Warrant and/or the Common Stock shall be notified to the Investor prior to such change being undertaken. Notwithstanding anything contained in this Agreement, if the Investor is of the opinion that such changes will adversely affect its rights, the Investor shall have the right to require the Company and the Promoter to provide a complete exit to the Investor from the Company through any of the options specified in Section 3.05, 3.06 or 3.07.

(h) The Company and the Promoter shall notify the Investor of: (a) any proposed Transfer of all or substantially all the assets of the Company or any Transfer of the intellectual property of the Company (including the brand name or trade name); and/or (b) any proposed restructuring, amalgamation, merger, demerger, consolidation, insolvency, liquidation, or any other agreements, arrangements or proposals which are likely to have equivalent effects. Notwithstanding anything contained in this Agreement, upon receiving such notification, the Investor shall have the right to require the Company and the Promoter to provide a complete exit to the Investor from the Company through any of the options specified in Section 3.05,

3.06 or 3.07.

(i) In connection with the issuance of the Warrant and the Class C Common Stock to the Investor, the Company and the Promoter hereby undertake to promptly provide to the Investor such information, documents and assistance as may be reasonably requested by the Investor for the purposes of compliance with applicable law, including under Indian foreign exchange control regulations or pursuant to any orders or requests from any regulatory authority in India.

(j) The Promoter undertakes and covenants with HT and the Company that, from the Closing Date until such time that (i) the Promoter holds any Securities of the Company; and/or (ii) the Promoter is employed with the Company ("**Promoter's Exit Date**"), whichever is later, and for a period of two (2) years thereafter, the Promoter and/or any of his Affiliates shall not directly or indirectly, in any capacity, whether through partnership or as a shareholder, joint venture partner, collaborator, consultant or agent or in any other manner whatsoever, whether for profit or otherwise, carry on or participate in (whether as a partner, shareholder, principal, agent, director, employee or consultant) and/or invest in any business and/or activity which is the same as, or similar to, or competes with, the present Business or such other business that the Company may undertake in future but as determined on the Promoter's Exit Date.

Section 7.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. The representations and warranties, covenants and agreements contained herein shall survive the Closing Date and shall remain in full force and effect following the Closing Date.

Section 8.02 Indemnification. The Company and the Promoter shall jointly and severally indemnify, defend and hold harmless the Investor, its Affiliates and Representatives from and against any and all liabilities, losses, damages, demands, costs and claims (including reasonable attorneys' fees) and disbursements in connection herewith resulting from (i) any breach of any representation or warranty of such Indemnifying Party under this Agreement, and (ii) any failure to perform any covenant, obligation or agreement required to be performed by the Indemnifying Party under this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Public Announcements. No party hereto shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the other party, except for any press release, public announcement or other public disclosure that is required by applicable Law or by Governmental Order. Prior to making any such required disclosure the disclosing party shall have

given written notice to the non-disclosing party describing in reasonable detail the proposed content of such disclosure and shall permit the non-disclosing party to review and comment upon the form and substance of such disclosure.

Section 9.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company: 1980 Teasel Ct.
Woodbridge, VA 22192
E-mail: govindagiri@sagoon.com
Attention: Govinda Giri, CEO

If to Investor: HT Overseas Pte Ltd
23-04 Prudential Towers, Cecil Street
Singapore 069538
~~Dicky.goh@hindustantimes.com~~ GohDicky@HToverseas.sg
Attention: Dicky Goh (Director)

Section 9.04 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company and the Promoter shall not assign any of their respective rights or obligations hereunder without the prior written consent of the Investor. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule or any other jurisdiction.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS

OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(*Signature page follows*)

SIGNATURE PAGE TO WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

SAGOON INC.

By: ____________________
Name: Govinda Giri
Title: CEO

INVESTOR:

HT OVERSEAS PTE LTD

By: ____________________
Name: Dicky Goh
Title:Director

PROMOTER:

____
Mr. Govinda Giri

Schedule 3.16

Leases

1. Lease Deed dated January 5, 2017 between Vatika Ltd, Vatika I.T. Parks Private Limited and Sagoon India Private Limited.